Exhibit 99.1

Media contact:	Investor Relations contact:
Alison von Puschendorf	Jason Thompson
tel (804) 327-7284	tel (804) 201-2556

MeadWestvaco Reports Strong Second Quarter Profit Growth

RICHMOND, VA – August 1, 2007— MeadWestvaco Corporation (NYSE: MWV) today reported net income for the second quarter of $32 million, or $0.17 per share. Included in the second quarter results were after-tax restructuring charges of $5 million, or $0.03 per share, primarily related to employee separation costs and facility closures and after-tax one-time costs of $5 million, or $0.03 per share, related to the company’s cost initiative. Sales in the second quarter of 2007 were $1.71 billion, an increase of 9% compared to sales of $1.57 billion in the second quarter of 2006.

Profit from MeadWestvaco’s primary business segments increased 20% to $149 million in the second quarter of 2007 from $124 million in the second quarter of 2006. In 2007, higher selling prices, improved mix and productivity, as well as the results of Calmar, the company’s plastic dispensing and sprayer technology business, more than offset lower volume and higher costs for energy, raw materials and freight.

“MeadWestvaco’s strong profit growth in the second quarter is further proof that our packaging strategy is working,” said John A. Luke, Jr., chairman and chief executive officer of MeadWestvaco. “We delivered solid results for our shareholders, especially in our mill-based packaging business, where gains in pricing and product mix reflect continued good demand for our packaging solutions. With our strong momentum and ongoing productivity actions, we are well on track to deliver better performance in 2007 and beyond.”

2006 Quarterly Comparison

In the second quarter of 2006, MeadWestvaco reported a loss of $7 million, or $0.04 per share. Included in the loss were after-tax restructuring charges of $37 million, or $0.20 per share, primarily related to the permanent shutdown of two previously idled paperboard machines as well as employee separation costs. In addition, the company incurred after-tax one-time costs of $6 million, or $0.04 per share, related to the company’s cost initiative. Also included in the results was an after-tax gain of $13 million, or $0.07 per share, from the sale of a note received as part of the consideration for the sale of the printing and writing papers business in 2005.

Packaging Resources

In the Packaging Resources segment, profit in the second quarter of 2007 increased 38% to $90 million compared to $65 million in 2006. Sales in the second quarter of 2007 grew 3% to $773 million compared to $748 million in 2006. Volume growth in the company’s higher value paperboard grades remained strong with year-over-year shipments of tobacco and liquid aseptic packaging increasing 23% and 5%, respectively. Key paperboard packaging pricing improved by 5%, reflecting the company’s ongoing pricing actions across its lines of business to help offset inflationary costs for raw materials. In the quarter, improved price, mix and productivity more than offset lower volumes and higher costs for wood, other raw materials and freight.

Consumer Solutions

In the Consumer Solutions segment, profit in the second quarter of 2007 was $24 million compared to $23 million in 2006, a 4% increase. Sales in the second quarter of 2007 were $595 million compared to $498 million in 2006. Improved results during the second quarter reflect the inclusion of Calmar, which was acquired in July 2006, as well as increased profitability in the beverage and healthcare businesses and productivity actions across the segment. Excluding Calmar, volumes were lower due primarily to the media packaging business, which continues to be challenged by significant market-related declines in global CD music volumes.

Consumer & Office Products

In the Consumer & Office Products segment, profit in the second quarter of 2007 was $24 million compared to $17 million in 2006, a 41% increase. Sales in the second quarter of 2007 were $267 million compared to $260 million in 2006. An enhanced product mix from the company’s focus on proprietary brands and products and improved manufacturing productivity more than offset lower volumes and higher costs for raw materials. The company’s Five Star® consumer products line experienced a solid start to the back to school season. This segment continues to be impacted by Asian-based imported products.

Specialty Chemicals

In the Specialty Chemicals segment, profit in the second quarter of 2007 was $11 million compared to $19 million in 2006. Sales in the second quarter of 2007 were $127 million compared to $131 million in 2006. Improved pricing across all major product lines was more than offset by higher raw material costs, lower volumes and unfavorable mix in the pine chemicals business. In the pine chemicals business, volume declines were driven by severe weather in the Southwest where prolonged wet conditions resulted in decreased demand for asphalt-related products. In addition, the weak U.S. housing market negatively affected demand for certain higher value products used to produce building materials. In the carbon business, lower North American automotive sales, particularly truck and sport utility vehicles, continued to negatively impact volume.

Corporate and Other

Corporate and Other loss was $101 million in the second quarter of 2007 compared to $132 million in 2006. Contributing to the decreased loss in 2007 were restructuring charges and one-time costs that were $54 million lower in 2007 compared to 2006. In 2006, there was a $21 million gain from the sale of a note that was received as part of the consideration for the sale of the printing and writing papers business in 2005.

Other Items

During the second quarter of 2007, MeadWestvaco established the Community Development and Land Management Group, which is focused on executing the company’s land enhancement strategy. The company appointed 30-year real estate veteran Kenneth T. Seeger to lead this new group.

During the second quarter of 2007, prices for energy, raw materials and freight increased about $30 million over the prior year. Capital spending was $148 million in the first half of 2007 compared to $114 million in the first half of 2006, reflecting the addition of Calmar and its China expansion. Capital spending remained well below the level of depreciation for the comparable period.

Cash flow from operations was approximately $190 million for the first half of 2007 compared to $186 million in the same period last year.

The annual effective tax rate for 2007 is estimated to be approximately 32%.

On June 26, 2007, MeadWestvaco’s Board of Directors declared a regular quarterly dividend of $0.23 per common share to be paid September 4, 2007, to shareholders of record at the close of business on August 3, 2007.

During the second quarter, MeadWestvaco repurchased 2,649,600 shares of common stock under its existing authorized share repurchase program to offset employee option exercises. The company’s average per share price was $32.48 for a total cash expenditure of $86 million.

Outlook: Third Quarter 2007

For the third quarter of 2007, MeadWestvaco expects total profit from the primary business segments to improve compared to the prior year.

MeadWestvaco expects solid year-over-year segment profit improvement in its Packaging Resources segment. Backlogs are firm for the company’s key paperboard products and the company anticipates running at full capacity for the quarter. Continued realizations of price and mix improvements are expected to be partially offset by continued input cost inflation. Modest volume growth in conjunction with improved productivity is expected to generate higher segment profit.

In the Consumer Solutions segment, MeadWestvaco expects modest year-over-year segment profit improvement. Several factors are expected to contribute to profit improvement, including strength in the beverage, healthcare and specialty media packaging businesses; continued solid performance in the spray and dispenser business as well as productivity actions already in place. The company expects continued market-related volume declines in standard media packaging, principally CD music.

In the Consumer & Office Products segment, MeadWestvaco expects segment profit to be similar to year-ago levels. Continued benefits from an improved product mix and better productivity will be partially offset by lower volumes and by higher costs for raw materials. Third quarter 2007 volumes will be slightly lower year-over-year due to the company’s continued focus on proprietary products and to some volume that shifted into the third quarter of 2006 from the second quarter of 2006 due to the Northeast floods in June last year.

In the Specialty Chemicals segment, MeadWestvaco anticipates segment profit to be similar to year-ago levels. Volume growth in ink- and asphalt-related pine chemicals and continued price improvement across all product lines will be offset by volume declines in carbon and building materials products, and by continued input cost inflation.

MeadWestvaco is auctioning 290,000 acres of forestland located in Alabama, Georgia and West Virginia. MeadWestvaco intends to return the net proceeds from these sales to shareholders. After these sales, the company will continue to own over 800,000 acres of forestland principally located in South Carolina, Virginia and West Virginia. As part of its ongoing land strategy, MeadWestvaco is master planning approximately 72,000 acres in South Carolina and is continuing to segment the rest of its land holdings for best uses.

Conference Call

MeadWestvaco will broadcast its second quarter analyst conference call today at 10 a.m. (EDT), with access available via the Internet on the company’s website and by telephone. To access via the Internet, go to the company’s home page at www.meadwestvaco.com and access the link to Investor Information, then Financial Calendar, and look for the link to the webcast. Investors may participate in the live conference call by dialing 1 (800) 553-0351 (toll-free domestic) or 1 (612) 332-0923 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one month via the telephone starting at 1:30 p.m. (EDT) today and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 858439.

About MeadWestvaco

MeadWestvaco provides packaging solutions and products to many of the world’s best-known companies and most-admired brands. With a presence in more than 30 countries, our research, design, manufacturing and distribution capabilities serve leaders in the food and beverage, media and entertainment, personal care, home and garden, cosmetics and healthcare industries. We also have market-leading positions in our Consumer & Office Products and Specialty Chemicals businesses. In our values and in our operations, we act on the principle of sustainability – creating value for shareholders while fulfilling our environmental, social and economic responsibilities. MeadWestvaco manages all of its forestlands in accordance with internationally recognized forest certification standards, and we have been selected for the Dow Jones Sustainability Indexes for the third consecutive year.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings expected from the company’s cost reduction initiative; the reorganization of the company’s packaging business units; competitive pricing for the company’s products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to execute its plans to divest or otherwise realize the greater value associated with its forestlands; adverse results in current or future litigation; currency movements; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations
In millions, except per share amounts (Unaudited)	Second Quarter ended		First Half ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$1,706	$1,570	$3,258	$3,004

Cost of sales	1,398	1,318	2,707	2,535
Selling, general and administrative expenses	219	233	432	427
Interest expense	56	50	108	100
Other income, net	(15)	(23)	(20)	(52)

Income (loss) before income taxes	48	(8)	31	(6)
Income tax provision (benefit)	16	(1)	15	(2)

Net income (loss)	$32	$(7)	$16	$(4)

Income (loss) per share, basic and diluted	$0.17	$(0.04)	$0.08	$(0.02)

Shares used to compute net income (loss) per share[1]:
Basic	183.5	180.6	183.1	180.6
Diluted	184.7	180.6	184.1	180.6

[1]	Impact of dilutive shares not included for the quarter and first half ended June 30, 2006, as they would have an antidilutive effect.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets
In millions (Unaudited)	At June 30, 2007	At December 31, 2006
Assets
Cash and cash equivalents	$250	$156
Accounts receivable, net	912	1,011
Inventories	841	715
Other current assets	355	133

Current assets	2,358	2,015

Property, plant, equipment and forestlands, net	4,227	4,523
Prepaid pension asset	946	920
Goodwill	818	851
Other assets	964	976

	$9,313	$9,285

Liabilities and shareholders’ equity
Accounts payable	$582	$552
Accrued expenses	657	702
Notes payable and current maturities of long-term debt	287	211

Current liabilities	1,526	1,465

Long-term debt	2,351	2,372
Other long-term obligations	767	738
Deferred income taxes	1,107	1,177
Shareholders’ equity	3,562	3,533

	$9,313	$9,285

Business Segment Information
In millions (Unaudited)	Second Quarter ended June 30,		First Half ended June 30,
	2007	2006[1]	2007	2006[1]
Sales
Packaging Resources	$773	$748	$1,487	$1,475
Consumer Solutions[2]	595	498	1,161	960
Consumer & Office Products	267	260	468	455
Specialty Chemicals	127	131	239	245
Corporate and other [3]	58	55	116	109

Total	1,820	1,692	3,471	3,244
Intersegment eliminations	(114)	(122)	(213)	(240)

Consolidated totals	$1,706	$1,570	$3,258	$3,004

Segment profit (loss)
Packaging Resources	$90	$65	$145	$118
Consumer Solutions[2]	24	23	44	30
Consumer & Office Products	24	17	22	12
Specialty Chemicals	11	19	15	28

Subtotal	149	124	226	188
Corporate and other [4]	(101)	(132)	(195)	(194)

Consolidated totals [5]	$48	$(8)	$31	$(6)

[1]	Prior period segment amounts have been presented to conform to the new segment structure adopted in the fourth quarter of 2006.
[2]	The results for 2007 include Calmar, acquired in July 2006.
[3]	Revenue included in Corporate and other includes specialty papers sales and timber sales of the forestry operation, and excludes proceeds from the sale of forestlands.
[4]

Corporate and other may include goodwill impairment charges, minority interest, debt retirement charges, restructuring charges and one-time costs, pension income, interest expense and income and gains on asset sales.

[5]	Consolidated totals represent income (loss) before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

# # #